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                            JEFFERSON CAPITAL GROUP, LTD.
                             One James Center, Suite 1414
                               Richmond Virginia 23219
                                    (804) 643-0100
                                  Fax (804) 643-8140




                                                                 May 8, 1996

Cinergi Pictures Entertainment Inc.
2808 Broadway
Santa Monica, CA 90404

Attention:  Warren Braverman, Chief Operating Officer

Dear Warren:

    We are pleased to set forth the terms of the retention of Jefferson Capital Group, Ltd. (JCG or the "Financial Advisor") by Cinergi Pictures Entertainment Inc. (collectively with its affiliates, the "Company" or "Cinergi"). As your Financial Advisor, we will assist the Company in connection with the activities enumerated in paragraph 1 below (collectively, the "Transaction").

    1. In connection with our activities hereunder, JCG will, among other things, (a) review and familiarize ourselves with the business, operations, properties, financial condition and prospects of the Company and its subsidiaries; (b) review the Company's capital structure; (c) assist in structuring and placing an appropriate working capital facility at the Company; (d) make specific recommendations with respect to a transaction or series of transactions necessary to restructure the Company's capital structure to more appropriately reflect the Company's financial condition and future prospects; (e) assist in an analysis of the value of the Company and its subsidiaries under differing financing scenarios; (f) assist in the structuring and placing of debt and equity securities of the Company; (g) assist the Company in analyzing its strategic alternatives including, but not limited, to the sale of all or portion of the Company's outstanding common stock or a potential combination of the Company in one or a series of transactions by (i) merger, consolidation, reorganization or other transaction pursuant to which the Company may combine with a third party or
(ii) an acquisition involving all or a substantial amount of the business, stock, or assets of a third party.

    2. In connection with JCG's activities on the Company's behalf, the Company will cooperate with JCG and will furnish information and data concerning the Company and the Transaction (the "Information") which JCG deems appropriate and will provide JCG and any prospective financing sources with access to the Company's officers, directors, employees, independent accountants and legal counsel. JCG agrees to use such information only in connection with their agreement herein, unless otherwise agreed by the Company in writing. The Company represents and warrants that to the best of its knowledge all information (a) made available to JCG by the Company, or (b) contained in any memorandum or offering document prepared by the Company with respect to the Transaction (the "Memorandum") will, at all times during the period of the engagement of JCG hereunder, be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances under which they are made. The Company further represents and warrants that any


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projections provided by it to JCG will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are reasonable. The Company acknowledges and agrees that in rendering its services hereunder, JCG will be using and relying on the information (and information available from public sources and other sources deemed reliable by
JCG) without independent verification thereof by JCG or independent appraisal by JCG of any of the Company's assets. JCG does not assume responsibility for the accuracy or completeness of the information or any other information regarding the Company, or any Transaction. Any advice rendered by JCG pursuant to this Agreement may not be disclosed publicly without JCG's prior written consent unless required by law, rule or regulation.

    3. In consideration of its services pursuant to this Agreement, JCG shall be entitled to receive, and the Company agrees to pay, JCG the following compensation, without duplication:

             a) The Company shall pay to JCG a retainer in the amount of $75,000. $37,500 of the retainer will be offset against any fees payable pursuant to paragraphs 3(b) - (f).

             b) 2% of the aggregate amount of any senior debt arranged by JCG having a term of three years or more.

             c) 3% of the aggregate amount of any subordinated debt arranged by JCG.

             d) 4% of the aggregate amount of any convertible subordinated debt or preferred equity financing arranged by JCG.

             e) 5% of the aggregate amount of any equity financing arranged by JCG.

             f) 1% of the total enterprise value of the Company in the event of a transaction described in paragraph 1(g). Enterprise value shall be defined as the sum of the total equity consideration paid in a Transaction plus the amount of any outstanding debt assumed by the acquirer.

    4. In addition to the fees described in paragraph 3 above, the Company agrees to promptly reimburse JCG, upon request from time to time, for all reasonable out-of-pocket expenses incurred by JCG (including reasonable fees and disbursements of counsel, and of other consultants and advisors retained by the Financial Advisors, provided the retention of such other consultants and advisors has been approved in advance by the Company) in connection with the matters contemplated by this Agreement.

    5. The Company agrees to indemnify JCG in accordance with the indemnification provisions (the "Indemnification Provisions") attached to this Agreement, which Indemnification Provisions are incorporated herein and made a part hereof.

    6. This Agreement will continue for as long as the Company is actively pursuing the Transaction, but either party hereto may terminate this Agreement at any time upon written notice, without liability or continuing obligation except as set forth in the following sentence. Neither termination of this Agreement nor completion of the assignment contemplated hereby shall affect: (i) any compensation earned by JCG up to the date of termination, (ii) any compensation earned by JCG after termination pursuant to paragraph 3 hereof for transactions in which JCG has had substantial and substantive involvement before termination, (iii) the reimbursement of expenses incurred by JCG up to the date of termination or completion, (iv) the attached Indemnification Provisions which are incorporated herein, all of which shall remain operative and in full force and effect.

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    7.   The validity and interpretation of this Agreement shall be governed by the laws of the State of Virginia applicable to agreements made and to be fully performed therein.

    8. The benefits of this Agreement shall inure to the respective successors and assigns of the Company, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns.

    9. For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties hereto. Each such counterpart shall be, and shall be deemed to be, an original instrument, but all such counterparts taken together shall constitute one and the same Agreement. This Agreement may not be modified except in writing signed by the parties hereto.

    If the foregoing correctly sets forth our Agreement, please sign the enclosed copy of this letter in the space provided and return it to us.

                                  Very truly yours,

                                  JEFFERSON CAPITAL GROUP, LTD.



                                  By:   /s/ R. Timothy O'Donnell
                                     ------------------------------
                                            President
                                            JEFFERSON CAPITAL GROUP, LTD.


Confirmed and Agreed to
this 29th day of May, 1996

Cinergi Pictures Entertainment Inc.



By:      /s/ Warren Braverman
    ---------------------------

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                              INDEMNIFICATION PROVISIONS

    The Company (as such term is defined in the Agreement (as such term is defined below)) agrees to indemnify and hold harmless JCG against any and all losses, claims, damages, liabilities, obligations, penalties, judgments, awards, costs, expenses and disbursements and any and all legal and other costs, expenses or disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise, including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, suit, proceeding or investigation asserted or initiated by a third party (whether or not in connection with litigation in which JCG is a party), directly or indirectly, caused by, relating to, based upon, arising out of or in connection with (a) any act or omission by JCG in connection with its acceptance of or the performance or nonperformance of its obligations under the agreement dated May 8, 1996 between JCG and the Company as it may be amended from time to time (the "Agreement"), or (b) any untrue statement or alleged untrue statement of a material fact contained in, or omissions or alleged omissions from, any memorandum or offering document prepared by the Company with respect to the Transaction (as such term is defined in the Agreement) or similar statements or omissions in or from any other information furnished by the Company to JCG or any financing source; PROVIDED, HOWEVER, such indemnity agreement shall not apply to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense or disbursement to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence, bad faith or willful misconduct of JCG or from any information provided by JCG. The Company also agrees that JCG shall not have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or to any person (including, without limitation, Company shareholders) claiming through the Company for or in connection with the engagement of JCG, except to the extent that any such liability that is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from JCG's gross negligence, willful misconduct or bad faith.

    If any action, suit, proceeding or investigation is commenced, as to which JCG proposes to demand indemnification, JCG shall notify the Company with reasonable promptness; PROVIDED, HOWEVER, that any failure by JCG to notify the Company shall not relieve the Company from its obligations hereunder unless the Company shall have been prejudiced by the failure of JCG to notify the Company and then only to the extent of such prejudice. JCG shall have the right to retain counsel of its own choice to represent JCG, and the Company shall pay the reasonable fees, expenses and disbursements of such counsel, and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim against JCG made with the Company's written consent, which consent shall not be unreasonably withheld. The Company shall not, without the prior written consent of JCG, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent includes, as an unconditional term thereof, the giving by the claimant to JCG of any unconditional release from all liability in respect of such claim.

    In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made but is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company, on the one hand, and JCG on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements to which the indemnified persons may be subject in accordance with the relative benefits received by the Company, on the one hand, and JCG, on the other hand, and also the relative fault of the Company on the one hand, and JCG, on the other hand, in connection with the statements, acts or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs expenses and disbursements


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and the relevant equitable considerations shall also be considered.  No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation. Notwithstanding the foregoing, JCG shall not be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by JCG pursuant to the Agreement.

    Neither termination nor completion of the engagement of JCG referred to above shall affect these Indemnification Provisions which shall then remain operative and in full force and effect.